[ON COMPANY LETTERHEAD]

               INTERFACE ANNOUNCES CLOSING OF $125 MILLION
                       DEBT OFFERING AND REDEMPTION
                     CALL FOR CONVERTIBLE DEBENTURES


     ATLANTA, Georgia, November 22, 1995 - Interface, Inc. (Nasdaq Symbol IFSIA) announced today its closing on November 21, 1995 of a private placement to institutional investors of $125 million in aggregate principal amount of the Company's 9 1/2% Senior Subordinated Notes due 2005 (the "Notes"). The Company undertook the financing in connection with its previously announced intention to call for redemption its 8% Convertible Subordinated Debentures due 2013 (the "Convertible Debentures").

     The Company also announced today that it has mailed notice to all holders of the approximately $103.9 million in principal amount of Convertible Debentures, calling all such debentures for redemption on December 21, 1995. The redemption price for the Convertible Debentures is 102.4% of the principal amount thereof, plus accrued interest to the redemption date. An aggregate of approximately $108.7 million will be required to redeem all the Convertible Debentures on the December 21, 1995 redemption date. The Company will use proceeds from the recent private placement of Notes to pay the redemption price.

     Holders of Convertible Debentures have the right, exerciseable until 5:00 p.m., Eastern Time, on December 19, 1995, to convert all or a part of the principal amount of their Convertible Debentures into shares of Interface Class A Common Stock at the price of $16.9125 per share. No accrued interest will be payable with respect to debentures that are converted rather than redeemed.

     The Senior Subordinated Notes were placed for the Company by Smith Barney Inc., Merrill Lynch & Co., First Chicago Capital Markets, Inc., The Robinson-Humphrey Company, Inc., and Wheat First Butcher Singer in a private offering pursuant to section 4(2) and Rule 144A under the Securities Act of 1933. The Company is obligated to make a registered offer to the holders of the privately placed Notes to exchange those Notes for substantially identical, registered notes.

     Interface, Inc. is a recognized leader in the worldwide commercial interiors market, offering floorcoverings, fabrics, specialty chemicals, and interior architectural products. The Company is the world's largest manufacturer of modular carpet under the Interface, Heuga and Bentley brands and, through its Bentley Mills and Prince Street subsidiaries, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company also is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Stevens Linen, and Toltec brands. In addition, the Company provides chemicals used in various rubber and plastic products, licenses Intersept, a proprietary antimicrobial used in a host of interior finishes, and sponsors the Envirosense Consortium in its mission to address workplace environmental issues. Through its new Architectural Resources unit, the Company also markets low-profile and multiple plenum raised/access flooring systems under the Intercell and Interstitial Systems brands.